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                                                                    EXHIBIT 99.2

                        FEDERAL COMMUNICATIONS COMMISSION            FCC 97-197
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                                      Before the
                          FEDERAL COMMUNICATIONS COMMISSION
                               Washington, D.C.  20554

In the Matter of                            )
                                            )
MOBILEMEDIA CORPORATION, et al.             )         WT DOCKET NO. 97-115
                                            )
Applicant for Authorizations and Licensee   )
of Certain Stations in Various Services     )

                                        ORDER

                    Adopted: June 5, 1997; Released: June 6, 1997

By the Commission:

    1. This order grants a Motion for Waiver and Application for Review, filed May 13, 1997, by MobileMedia Corporation and its subsidiaries (MobileMedia). We conclude that MobileMedia has justified granting a 10-month stay of this proceeding to make a showing under the Commission's SECOND THURSDAY doctrine. MobileMedia will be required to submit monthly status reports, and the stay is conditioned on there being no sales of MobileMedia stock by MobileMedia's officers and directors during the pendency of the stay.

                                    I. BACKGROUND

    2. The Commission designated this proceeding for a license revocation hearing after MobileMedia Corporation (MobileMedia), on October 15, 1996, disclosed the results of an internal investigation concluding that MobileMedia had filed at least 289 false notifications on FCC Form 489 and also filed at least 94 defective "40-Mile Rule" applications. MOBILEMEDIA CORP., FCC 97-124 (Apr. 8, 1997) (HDO). According to MobileMedia's own investigation, which had been conducted by outside counsel, these notifications falsely reported the construction of facilities that had not, in fact, been built. The October 15, 1996 report of the investigation also disclosed the identities of several members of senior management who participated in the deception. The Commission noted that this case "appears to be unprecedented . . . in terms of the sheer number of false filings involved." ID. at PARA. 12.

    3. The Commission designated this matter for hearing following a further investigation by the Wireless Telecommunications Bureau (Bureau). The designated issues inquire into the facts and circumstance surrounding the filing of false information with the

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Commission and the construction and operation of facilities without authorization. The issues also inquire into the possibility that false information was contained in the October 15, 1996 report itself. As to each issue, the Commission sought to determine which MobileMedia officers, directors, or senior management officials participated in or knew of misconduct. We note that earlier the Bureau terminated more than 250 authorizations held by MobileMedia for stations that were not constructed and providing service to subscribers by the applicable deadline and dismissed as defective nearly 100 MobileMedia applications predicated on unconstructed facilities. PUBLIC NOTICE, DA 97-78 (WTB released Jan. 13, 1997).

    4. On April 23, 1997, MobileMedia filed an "Emergency Motion for Special Relief and Stay of Proceedings Regarding MobileMedia Corporation". In it, MobileMedia asked the ALJ to stay the hearing in this proceeding for 10 months to permit MobileMedia to avail itself of relief under the Commission's SECOND THURSDAY doctrine. See SECOND THURSDAY CORP, 22 FCC 2d 515, recon. granted, 25 FCC 2d 112 (1970). SECOND THURSDAY is an exception to the general rule that a licensee may not transfer facilities involved in a hearing concerning its character qualifications unless it is found qualified to remain a licensee. See JEFFERSON RADIO CO. V. FCC, 340 F.2d 781, 783 (D.C. Cir. 1964). Under SECOND THURSDAY, when such a licensee has gone into bankruptcy, the station license may be assigned, usually by a trustee in bankruptcy, "if individuals charged with misconduct will have no part in the proposed operations and will either derive no benefit from favorable action on the [assignment or transfer] application or will receive only a minor benefit which is outweighed by equitable considerations in favor of innocent creditors." SECOND THURSDAY CORP., 22 FCC 2d at 516 PARA. 5. The SECOND THURSDAY doctrine "accommodates the policies of the federal bankruptcy law with those of the Communications Act." LAROSE V. FCC, 494 F.2d 1145, 1147
n.2 (D.C. Cir. 1974).

    5. MobileMedia, in its emergency motion, asked the ALJ: (1) to rule that SECOND THURSDAY relief is available to MobileMedia and may be pursued, and (2) to stay the hearing for 10 months to permit MobileMedia to finalize a transfer or assignment of its facilities. It reported that, on January 30, 1997, it filed reorganization proceedings under Chapter 11 of the Bankruptcy code and is now a debtor-in-possession of the licensed facilities. MobileMedia asserted that because of the complexity of the court-supervised bankruptcy proceeding, it will not be in a position to submit a SECOND THURSDAY proposal for some time and proposed to file quarterly status reports of its efforts. MobileMedia acknowledged that its request posed a case of first impression since it was the first time that a publicly traded corporation had sought SECOND THURSDAY relief.

    6. The ALJ denied the requested relief. He held first that a publicly traded corporation could not avail itself of SECOND THURSDAY relief. FCC 97M-80 (May 5, 1997) at PARA.PARA. 9-10. In this regard, he perceived a fundamental distinction between a publicly held corporation and a privately held entity. As to the latter, he believed that the allocation of

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funds derived from the transfer could be controlled so as to prevent the enrichment of wrongdoers. According to the ALJ, such measures might not be possible with respect to a publicly held corporation since there had been no showing that there was a mechanism to prevent wrongdoers from selling their stock at an increased price resulting from the grant of SECOND THURSDAY relief. He noted that over the past year, MobileMedia stock has sold for as high as 21-1/4 but that the current price (as of May 2, 1997) was only 0-17/32. He speculated that a grant of SECOND THURSDAY relief might cause a significant increase in the value of MobileMedia's stock. Second, the ALJ found that the hearing designation order disclosed uncertainty as to the identity of the officers, directors, and senior managers involved in wrongdoing. ID. at PARA 11. Thus, he concluded that it was not possible to ensure that all wrongdoers would not benefit from the transfer of the facilities until a hearing determined who the transgressors were. The ALJ rejected a proposal by the Bureau to attempt to determine the identity of wrongdoers through further investigation or in other proceedings, because he considered the hearing more expeditious and less cumbersome. (In designating this case for hearing, in light of MobileMedia's financial situation and the potential impact of a protracted hearing on MobileMedia's subscribers, investors, and creditors, the Commission had directed the ALJ to make every effort to issue a recommended decision within six months. ID. at PARA 13.) The ALJ denied MobileMedia leave to appeal his interlocutory ruling pursuant to 47 C.F.R. Sec. 1.301(b), which permits the appeal of interlocutory rulings at the discretion of the presiding judge. SEE MOBILEMEDIA CORP., FCC 97M-83 (May 13, 1997).

                                  II. THE PLEADINGS

    7.  Initially, MobileMedia argues that the Commission should waive 47
C.F.R. Sec. 1.301(b) and entertain an appeal despite the ALJ's failure to grant leave. In its application for review MobileMedia argues that the ALJ had no basis for holding that a publicly held corporation could not qualify for SECOND THURSDAY relief. It reiterates its pledge to devise a reorganization plan consistent with SECOND THURSDAY. Moreover, MobileMedia observes that the Commission will have the opportunity to review any such proposal. MobileMedia also faults the ALJ for finding that a hearing will be necessary to determine the identity of wrongdoers. According to MobileMedia, because SECOND THURSDAY applies to ACCUSED wrongdoers, not ADJUDICATED wrongdoers, a hearing is not required to identify them. MobileMedia stresses that SECOND THURSDAY relief would serve to protect thousands of innocent creditors to whom over $1.1 billion is owned and would accommodate the concerns of bankruptcy law.

    8. The Bureau supports MobileMedia's application for review. The Bureau argues that the SECOND THURSDAY doctrine should apply to publicly traded corporations as well as to privately held licensees. Indeed, the Bureau observes that the need to protect creditors may be more compelling in the case of a large corporation because of their number and the quantity of debt involved. The Bureau asserts that it would be premature to rule out the

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possibility of SECOND THURSDAY relief in advance of a specific proposed transaction. The Bureau suggests that MobileMedia might be required to make a proffer as to available mechanisms for ensuring that suspected wrongdoers will not be unjustly enriched. The Bureau also contends that the hearing should be suspended for a period of time not exceeding what is justified by the procedural timetable of the bankruptcy court and that MobileMedia should be required to make monthly status reports.


    9. Comments in support of MobileMedia's motion were also filed by the Official Committee of Unsecured Creditors of MobileMedia Corporation (the Committee). Because the Committee is not a party to this proceeding, we will treat its pleadings as an amicus brief. The Committee contends that the SECOND THURSDAY doctrine should be applied to publicly held corporations just as it is to privately held entities. It further asserts that Second Thursday relief is needed to protect the public holders of $500 million in unsecured MobileMedia bonds, such as pension funds, mutual funds, and life insurance companies. The Committee indicates that it will work with MobileMedia to devise a reorganization plan that will ensure that no wrongdoers realize benefits.

    10. Other comments were filed by the Chase Manhattan Bank (the Bank), as agent for MobileMedia's Secured creditors. We will also treat this pleading as an amicus brief. Like the Committee, the Bank argues that SECOND THURSDAY should apply equally to publicly and privately held companies. The Bank contends that extending such relief to publicly held corporations will facilitate financing by such entities. The Bank urges that a stay is necessary to prevent the deterioration of MobileMedia's business to the detriment of innocent creditors and that there is no necessity to adjudicate the identity of wrongdoers. The Bank asserts that the ALJ's concerns about the enrichment of wrongdoers is highly speculative in advance of a specific proposal.


    11. In reply to the Bureau's comments, MobileMedia submits a detailed description of the Chapter 11 reorganization process in support of its position that a 10-month say is reasonable. MobileMedia also agrees to file monthly status reports. Additionally, as described in more detail in paragraphs 15-16, below, MobileMedia submitted a letter further addressing the concerns raised by the ALJ. Letter from Richard E. Wiley to The Honorable Reed E. Hundt and Commissioners (June 3, 1997).

                                   III. DISCUSSION

    12. MobileMedia has shown good cause to review the ALJ's ruling. His order involves novel questions as to the applicability of the SECOND THURSDAY doctrine. Moreover, the resolution of this question potentially affects the outcome of this proceeding, which would have an impact on numerous members of the public with a financial stake in MobileMedia's fate. We therefore believe that this appeal raises basic and far reaching considerations of public policy in matters of vital concern relating to the public interest, justifying a waiver

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of 47 C.F.R. Sec. 1.301(b).  SEE COMMUNICATIONS SATELLITE CORP., 32 FCC 2d
533, 534-35 Para. 5 (1971). We therefore entertain MobileMedia's application for review.

    13. Turning to the merits, we believe that the public interest considerations underlying SECOND THURSDAY apply to publicly traded corporations as well as to privately held companies. In both cases, there is the same need to balance the possible injury to the Commission's regulatory authority that might flow from a wrongdoer's realization of benefits against the public interest in innocent creditors' recovery from the sale and assignment of the license to a qualified party. SEE LAROSE V. FCC, 494 F.2d at 1149. Although, as the ALJ correctly noted, it may be more difficult for a publicly traded corporation to demonstrate compliance with the SECOND THURSDAY doctrine, publicly traded corporations should be afforded the same opportunity to make this showing as privately held companies. In this case, as noted above, the scope of the misconduct is extremely serious and the scope of potential wrongdoers is quite broad. As a result, serious enforcement action has been pursued. In addition to the Commission designating MobileMedia's applications for hearing and its licenses for a revocation hearing, the Bureau terminated more than 250 MobileMedia authorizations and dismissed nearly 100 MobileMedia applications affected by misrepresentations. PUBLIC NOTICE, DA 97-78 (WTB released Jan. 13, 1997). The Commission is committed to strong enforcement of its rules and simply will not countenance the kind of behavior at issue in this case involving hundreds of misrepresentations to the FCC. Nevertheless, there is unquestionably a danger of severe harm to a multitude of innocent creditors here. Moreover, for reasons set forth below, we conclude that MobileMedia has made a reasonable showing that means exist to prevent the potential wrongdoers from realizing anything more than minimal benefits through assignment of the facilities. This showing is sufficient to justify a temporary suspension of the hearing for MobileMedia to pursue SECOND THURSDAY relief, with certain conditions discussed below.

    14. MobileMedia has committed itself to making a showing that "any individuals charged with misconduct at the time of the [reorganization] plan's confirmation will . . . not derive any benefit from the plan's approval, except to the extent permitted by SECOND THURSDAY." Emergency Motion for Special Relief and Stay of Proceedings Regarding MobileMedia Corporation, filed April 23, 1997 at 10. Although MobileMedia has not yet submitted a specific transaction for our review, MobileMedia and its creditors contemplate that:

         MobileMedia will either be sold outright to a third party, with the proceeds going first to pay off the secured creditors and then the remaining proceeds used to pay off the unsecured creditors; or a plan of reorganization will be approved by the bankruptcy court, pursuant to which the unsecured creditors would become the owners of the Company, replacing entirely the current shareholders. [footnote omitted].

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Comments in Support of Emergency Motion for Special Relief and Stay of
Proceedings Regarding MobileMedia Corporation, filed April 29, 1997 by the Committee at 3. MobileMedia maintains that either of these plans would greatly reduce if not eliminate any equity held by shareholders, including suspected wrongdoers. SEE Emergency Motion for Special Relief and Stay of Proceedings Regarding MobileMedia Corporation, filed April 23, 1997 by MobileMedia at 9; Comments of Secured Lenders in Support of Motion for Waiver and Application for Review, filed May 15, 1997 at 7 n.6; Comments in Support of Emergency Motion for Special Relief and Stay of Proceedings Regarding MobileMedia Corporation, filed April 29, 1997 by the Committee at 5.

    15. Nevertheless, as the ALJ correctly pointed out, MobileMedia must demonstrate that potential wrongdoers could not benefit as a result of this process through, for example, the sale of stock in the interim. To this end, the Commission's Office of General Counsel held an informal conference with all parties on May 30, 1997, to clarify the representations set forth in the pleadings before us. Following the conference, we received a letter containing further relevant information. Letter from Richard E. Wiley to The Honorable Reed E. Hundt and Commissioners (June 3, 1997). These clarifications have given us the assurance, which the ALJ did not have, that little likelihood exists that suspected wrongdoers will be able to profit from the grant of a stay or the ultimate grant of SECOND THURSDAY relief.

    16. It appears that any stock currently in the hands of suspected wrongdoers has irretrievably lost all substantial value. We take official notice that MobileMedia's stock, which traded for as much as $27 a share in late 1995, has not traded for as much as $2 a share since even before MobileMedia disclosed its wrongdoing in October 1996. As of the close of June 3, the stock was listed at 50 cents a share, and it has now been delisted from the Nasdaq National Market, on which it was traded publicly. Letter from Richard E. Wiley, SUPRA. In view of the projection that any reorganization will eliminate all or nearly all of these stockholders' equity, it seems unlikely that granting a stay or SECOND THURSDAY relief will result in any trading that could substantially benefit suspected wrongdoers. In any event, MobileMedia has confirmed that any stock in the hands of officers and directors cannot freely be traded and that limitations also exist on employee's ability to sell stock. ID. Thus, it appears that any benefit to potential wrongdoers, including those that have not been specifically identified, would be at most "minor". See SECOND THURSDAY, 22 FCC 2d at 516 PARA. 5.

    17. We will therefore grant the relief that MobileMedia seeks. In this regard, given the complexities of the process through which any reorganization plan must be approved, we agree that a 10-month stay to finalize such a plan is reasonable. As a further safeguard, the stay will be conditioned on MobileMedia's ensuring that no MobileMedia stock owned by its directors and officers be transferred or sold during the pendency of the stay. We stress, as noted above, that the magnitude of the false filings at issue in this case appears to be

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unprecedented.  Accordingly, we emphasize that we will scrutinize
MobileMedia's SECOND THURSDAY showing with extreme care to ensure full compliance with the SECOND THURSDAY showing with respect to all potential wrongdoers, that is, all former and current officers, directors, and senior managers. In this regard, MobileMedia's SECOND THURSDAY request shall demonstrate with specificity its compliance with the standard with respect to all such persons. This shall include a showing that its former and current officers, directors and senior managers will not receive compensation for their equity interests and will have no role in the future operation and management of the company. In addition, MobileMedia shall demonstrate that its current officers, directors, and senior managers have not benefitted from sale of their stock in the interim. MobileMedia's SECOND THURSDAY request shall be filed with the Commission as part of this proceeding and will be acted on by the Commission. Any failure to make a persuasive showing of compliance with the SECOND THURSDAY standard in all respects will lead to denial of the request and resumption of the hearing.

    18. We take this opportunity to reiterate that the scope of the HDO includes whether any former or current MobileMedia officers, directors and senior managers have engaged in wrongdoing. In this regard, we instruct Commission staff in all Bureaus and Offices that any radio applications in which these former or current officers, directors or senior managers have attributable interests shall not be granted without resolution of this issue as it pertains to that individual, either in the context of this hearing, if SECOND THURSDAY relief is ultimately not granted, or in the context of another specific application. To assist in this effort, the Chief, Wireless Telecommunications Bureau, within 10 days of the release date of this order, shall provide to all Bureaus and Offices a copy of this order, along with a list of all such persons. A copy of the list should also be provided to the Chairman and the Commissioners. In addition, to the extent a Bureau or Office recommends that any application in which such an individual holds an attributable interest should be granted, it shall refer the matter to the Commission for disposition.

                                 IV. ORDERING CLAUSE

    19. ACCORDINGLY, IT IS ORDERED, That the Motion for Waiver and Application for Review, filed May 13, 1997, by MobileMedia Corporation and its subsidiaries IS GRANTED; that these proceedings ARE STAYED for a period of 10 months or as specified in a further order of the Commission; that the stay IS CONDITIONED on there being no transfers or sales of MobileMedia's stock owned by MobileMedia's officers and directors during the pendency of the stay; and that MobileMedia IS DIRECTED to file monthly status reports with the Commission as to the progress of the bankruptcy proceedings.

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                                       FEDERAL COMMUNICATIONS COMMISSION



                                       William F. Caton
                                       Acting Secretary



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